EXHIBIT 10.11

                         NETWORK 1 FINANCIAL CORPORATION

                           AFFILIATE OFFICE AGREEMENT

THIS AGREEMENT is entered into by and between NETWORK 1 FINANCIAL, INC. ("NETWORK 1"), a Virginia Corporation with its principal place of business at 1501 Farm Credit Drive, Suite 1500, McLean, Virginia 22102-5004, and Payment
Data Systems, Inc., the Affiliate Office ("AFFILIATE"), a Nevada Corporation with its principal place of business at 12500 San Pedro Suite 120 San Antonio, TX 78216. NETWORK 1 and Affiliate hereby agree as follows:

                                    RECITALS

WHEREAS, Network 1 Financial, Inc. ("Network 1") provides through various Member Bank(s) ("Member"), VISA and MasterCard processing and related payment processing services ("Services") to merchant(s) ("Merchant(s)") in accordance with the terms of certain Agreement (s) between Network 1, Member and other settlement/transaction processing providers; and

WHEREAS, the Network 1 desires to locate individuals to market Services as Contractor(s) (the "Contractors") of Network 1;

WHEREAS, Affiliate desires to establish an "Affiliate Office" on behalf of Network 1 and Affiliate to market the Services of Network 1 and its subsidiaries and to locate Contractors on behalf of Network 1, Member, and Affiliate and to provide a "Local Office" for such Contractors on the terms and for the consideration set forth herein; And

WHEREAS, Affiliate requires a referral arrangement while Affiliate is negotiating an ISO sponsorship agreement with Network 1 and Harris Bank and this Agreement shall govern the agreement between the parties until such time that the ISO sponsorship agreement has been approval and executed in which case the Processing Agreement, ISO sponsorship Agreement, and Three Party Agreement will govern the relationship and this Agreement shall be terminated without penalty or prejudice;

NOW, THEREFORE, in consideration of the foregoing and for the mutual promises set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

OBLIGATIONS  OF  AFFILIATES

1.01 CONTRACTORS. Affiliate shall use its best efforts to market and sell to commercial businesses the Services of Network 1 and Network 1's subsidiaries and to locate individuals who are willing and capable of acting as Contractors of Network 1 and Affiliate subject to the approval of all such individuals by Network 1 as set out in Section 2.01. All such Contractors must process Merchant applications and transactions exclusively through Network 1. Network 1 consents to waive said exclusivity requirement with respect to specific Merchants in the event Network 1 (i) is unable to process for such specific
Merchant, and (ii) the declined Merchant is not accepted for processing by a provider that Network 1 designates for specific Merchant's that are declined by Network 1 ("B Bank Source"). Affiliate shall disclose to Network 1 all information known to Affiliate with respect to the background, character, employment history, business experience and other information regarding each prospective Contractor relevant to Network 1's determination whether to accept or not accept each prospective Contractor.

1.02 LOCAL OFFICE (AFFILIATE OFFICE). Affiliate shall locate, establish and maintain such offices (the "Local Office"), as it deems necessary for use by all Contractors identified by Affiliate and accepted by Network 1. Network 1 expressly agrees that Affiliate shall not be geographically restricted in its establishment of such offices. Local Office has met the satisfaction of Network 1 in terms of space, quality, appearance, equipment, supplies, office hours, support staff, working conditions, and other factors materially affecting the working conditions of its Contractors. All Local Offices shall bear signs, emblems and other insignia, including a telephone number, indicating that the office is in fact an office of Network 1 subject to the conditions of 4.02. However, all leases, utility listing, telecommunication, furniture and equipment expense, employment contracts for support personnel and other contracts relating to the operation of the Local Office shall be in the name of the Affiliate and shall be the sole responsibility of the Affiliate.

1.03 REQUIRED REGISTRATION. All of the Contractors located by Affiliate must also be registered representative through Network 1 pursuant to the registration documents noted on Exhibit D.

1.04 PURCHASE AND LEASE OF EQUIPMENT. All equipment and software sold, leased or otherwise provided by Affiliate to Merchants and Commercial Businesses (whether sold directly, through Contractors, or leasing companies) relating to any services provided by Network 1 may be purchased from Network 1. Network 1 agrees to sell such Equipment and Software to Affiliate at prices pursuant to a price list established by Network 1 and provided to the Affiliate. The Affiliate shall be responsible for and hereby guarantees the payments of all amounts owed to Network 1 with respects to the purchase of Equipment and Software from Network 1 by merchant or commercial business.

1.05 NETWORK 1 TO APPROVE ALL MERCHANTS AGREEMENTS. Affiliate agrees to submit all Merchant Agreements procured by Affiliate in accordance with this Agreement to Network 1. Network 1 agrees to review and approve or decline all Merchant Agreements submitted by Affiliate to Network 1 in accordance with Network 1's approval policy. Affiliate acknowledges that approval of a Merchant creates a customer relationship between Bank and the Merchant, which involves, among other things, the collection and disbursement of funds to process and settle Merchant Transactions. Bank and Network 1 shall, in its sole discretion, make the final decision as to whether or not approve or decline any Merchant Agreement submitted to Bank in accordance with this Agreement. Network 1 agrees to make reasonable efforts to review and approve or decline all Merchant Agreements submitted to Network 1.

1.06 RESTRICTED MERCHANTS AND MERCHANT ACTIVITIES. Affiliate shall market only to bona fide and lawful retail, MO/TO, and Internet businesses, all in accordance with Merchant Program Standards established by Network 1. Affiliate shall not engage in factoring or laundering or promote the same. Factoring or laundering, for purpose of this Agreement, means the processing or attempted processing of Merchant Transactions through a Merchant Account other than that which is the Merchant Account of the Merchant processing or attempting to process the Merchant Transaction. At the Affiliate request, a boarded Merchant may be terminated from services so long as good reason exists.

                                   ARTICLE II

RIGHTS  OF  NETWORK  1

2.01 CONTRACTORS. Network 1 shall have the right, at its discretion, to accept, not accept, terminate or otherwise deal with any individuals located by Affiliate pursuant to Section 1.01. All individuals identified by Affiliate shall be subject to the rules imposed by Network 1, VISA, MasterCard, NACHA, and the Member bank ("Member") utilized by Network 1, including rules pertaining to qualification disqualification, conduct and otherwise, and shall agree to enter into, and shall in fact enter into, a three party Contractor Agreement in the form attached hereto as Exhibit 1 as amended from time to time.

2.02 LOCAL OFFICE. Network 1 shall have the right to inspect the Local Offices during normal business hours to insure compliance by Affiliate with is obligations pursuant to Section 1.02.

2.03 RETENTION OF CONTRACTORS. In the event that this contract between Network 1 and Affiliate is terminated for any reason, the Contractors located by Affiliate shall remain Contractors of Network 1.

(A) RIGHT OF FIRST REFUSAL. If during the term of this Agreement for any renewal of this Agreement (the "Right of First Refusal Period"), Affiliate shall receive (i) any Bona Fide Offer to purchase the revenue due Affiliate under this Agreement or Affiliate's company through an asset purchase or merger (in which case Network 1 shall be subordinate to the Checkfree first refusal right), or
(ii) a Bona Fide Offer to acquire or merge with or into Affiliate (in which case Network 1 shall be subordinate to the Checkfree first refusal right), Affiliate shall immediately give written notice (the "Offer Notice") to Network 1 of the terms and conditions of the Bona Fide Offer, including without limitation the price. Network 1 shall have the exclusive right of first refusal to purchase all or any part of the revenue due Affiliate or acquire Affiliate (as the case may be) on the same terms and conditions as the Bona Fide Offer. If Network 1 desires to exercise its rights under this Section it will give written notice to Affiliate within 15 business days of receipt of the Offer. The failure by Network 1 to exercise its rights within the 15-day period shall be deemed a waiver of such right. Any changes in the terms of the Bona Fide Offer as well as any subsequent Bona Fide Offer received by Affiliate shall require full compliance by Affiliate with the procedures in this Section.
(b) CLIENT shall have the right to withdraw ("Transfer") Merchants from the Merchant Program, provided (i) that CLIENT shall have given 120 days written notice to NET1, (ii) that Affiliate is not in, and has not breached any terms of this Agreement, (iii) NW1 has waived its rights in Section 2.03 (a) (iv) 18 months have lapsed under this Agreement and (v) Affiliate pays the applicable Exit Fee as defined in section 7.6 (c) below. NET1 agrees that it shall use its reasonable efforts to cause the prompt and orderly Transfer of all Merchants to the processor or processors selected by Affiliate. Affiliate agrees that in addition to the Exit Fee, all out of pocket and reasonable reimbursement of staff expenses shall be paid prior to the Transfer of the Merchants from NET1 or Harris Bank.
(c) The Exit Fee shall be paid by Affiliate immediately prior to the assignment or Transfer of Merchants and/or its net revenue. The amount of the Exit Fee during and following the termination of this Agreement shall be defined as the following: (1) the aggregate sum, per transferring merchant, equal to eighteen (18) months net recurring revenue normally paid to Affiliate under the compensation terms of this Agreement to a maximum of $250,000.


                                   ARTICLE III

COMPENSATION

3.01 AMOUNT. As compensation for Affiliate's services hereunder, Network 1, or an affiliate, shall pay to Affiliate the following (the "Affiliate's Fee"):
A. The surplus funding amount after costs noted in Exhibit A based on all Merchant applications obtained for Equipment and Products sold or leased by Affiliate or Contractors located by Affiliate pursuant to Section 1.01. Affiliate shall receive the buy rate with revenue share as noted in Exhibit A.
B. Affiliate acknowledges and agrees that all merchants and subscribing businesses referred by Affiliate are a party to a contract with Network 1 and it's Member bank and that Network 1 and the Member bank has a direct contractual relationship with the merchants and subscribing businesses. Network 1 acknowledges and agrees that Affiliate has certain rights to residual revenue as specifically defined in this agreement. Affiliate acknowledges and agrees that it has no claims or rights of ownership over Merchants and subscribing businesses, Unless ISO agreement is consummated or Network 1 does not approve Affiliate or Network 1 cancels Affiliate and that it is a service provider to a customer of Network 1 (namely Merchants and subscribing businesses). In such case, Affiliate shall have the right to Transfer accounts in accordance with
Section 2.03 (b) and 2.03 (c). The Affiliate's Fees outlined in Exhibit A attached hereto and incorporated herein shall be subject to modification by Network 1, at its discretion, upon the giving of thirty-days (30) prior written notification.

3.02 PAYMENT. The Affiliate's Fee payable pursuant to this agreement shall be payable as outlined in Exhibit A. All payments to Affiliate are subject to Network 1 receipt of all amounts payable to Network 1 by the Member Bank with respect to the transaction giving rise to Affiliate's Fee. Network 1 shall have no liability with respect to the payment of such Affiliate's Fee (for any specific Merchant) under Section 3.01 unless and until Network 1 receives the above referenced payment for Merchant. In the event Merchant rejects fees for any reason, the fees due to Affiliate shall not be due and only payable upon Network 1's receipt of such payment. Payments will be made on or before the 25th of each calendar month.

3.03 LOSSES. All losses or charges arising from acts or omissions of the Affiliate, Contractors located by the Affiliate, or arising from transactions, chargebacks, lost revenues due to account cancellation or rejected fee collections, acts or omissions of Merchants obtained by Contractors located by Affiliate shall be borne as set out in Exhibit C.

                                   ARTICLE IV

RESTRICTIONS  ON  AFFILIATE

4.01 RESTRICTIONS. Affiliate shall not, without the express written consent of Network 1:
i. Contact or otherwise deal directly with, VISA, MasterCard or the Member Bank; or
ii. Make any representations with respect to Network 1, VISA, MasterCard or the Member Bank; or
iii. Make contact with or contract with any vendor of Network 1 or its subsidiaries including other Affiliate's, direct sponsored ISO/MSP's of Network 1/Member Bank, or any merchants currently processing with Network 1 or Member Bank.
iv. Network 1 expressly understands and gives permission to Affiliate to contact any organization that Affiliate deems necessary to implement its ISO program.

4.02 NETWORK 1 NAME USAGE. Affiliate shall use the Network 1 name in Relationship to all Bankcard marketing activity as required by the rules of VISA USA, International and MasterCard International. Affiliate acknowledges that the use of the Network 1 name is on a non-exclusive basis and further agrees to cease using Network 1 name, including but not limited to logo(s) and insignia(s) at the written request of Network 1. In the event this contract terminates for any reason, Affiliate shall immediately cease using the Network 1 name. The insignia, logo's, Service Marks, trademarks and name of Network 1 are the absolute and sole right of Network 1 Financial Corporation, a Virginia Corporation.

                                    ARTICLE V

TERM  AND  TERMINATION

5.01 TERM. The term ("Term") of this Agreement shall be for one hundred eighty days (180) from the date set forth below unless Network 1 or Visa or MasterCard or Harris Bank doesn't approve Affiliate's ISO application, in which case, the Term will be 3 years. This Agreement will automatically renew for successive one-year terms unless terminated by either party by providing the other with 30 days written notice that this Agreement will not be renewed or Affiliate enters into a Processing agreement with Network 1 and an ISO Sponsorship agreement with Harris Bank in which case this Agreement will automatically terminate concurrent with the execution of such agreements.

5.02 TERMINATION. Agreement may be terminated prior to the conclusion of the Term by giving written notice of termination:
A. By either party as a result of default by the other party under this Agreement and failure to cure said default within thirty (30) days after notice of said default is given.
B. By either party in the event of insolvency, receivership, voluntary or involuntary bankruptcy or an assignment for the benefit of creditors of or by the Affiliate other than in the ordinary course of business. However, Affiliate may pledge or otherwise collateralize assets for the purpose of securing commercial loans or lines of credit in the ordinary course of business provided that such pledge is subordinate to an security interest associated with the Merchant accounts and/or losses from such accounts.
C. By Affiliate in the event of any changes in the Affiliate's Fee (other than direct pass through increases related to Visa and MasterCard interchange, fees, assessments and dues, processor communication costs, and other direct increases including terminal hardware).
D. By Network 1, for cause. For purpose hereof; "cause" shall consist of (i) fraud, intentional misrepresentation or negligence by Affiliate or any Contractor located by Affiliate in compiling or providing any information submitted to or relied on by Network 1 to Network 1, whether or not such fraud or misrepresentation is based on a misstatement, omission, a substantive fact, or data; (ii) intentional violations by the Affiliate or any Contractor(s) located by Affiliate of any of the rules or regulations of VISA, MasterCard, the Member Bank or Network 1; and (iii) the providing of vendor services or merchant services by Affiliate or Contractor(s) located by Affiliate which are competitive with Network 1 or without the prior written consent of Network 1, contrary to Section 1.01 and IV, violation of any clause of Network 1 Affiliate Office Agreement and failure to cure such violation within 30 days of notification
E. By Network 1 in the event any provision of the Sales Certificate or the Code of Ethics is in breach by the Affiliate or Contractor(s) located by Affiliate.
F. Affiliate enters into a Processing agreement with Network 1 and an ISO Sponsorship agreement with Harris Bank in which case this Agreement will automatically terminate concurrent with the execution of such agreements.
     If this Agreement is terminated for cause, all rights of the Affiliate to future payments hereunder shall immediately terminate and Transferability will remain in place in accordance with Section 2.03 (b) and 2.03 (c).

5.03 EFFECT OF TERMINATION. Upon termination of this Agreement, except in the event of termination due to an uncured default by Affiliate pursuant to
Section 5.02A, Network 1 shall continue to pay to the Affiliate the Affiliate's Fee described in Section 3.01B for so long as Network 1 continues to process transactions of the Merchants in accordance with Schedule B attached hereto and Affiliate continues to maintain the merchant accounts, provided, however, that no such Affiliate's Fees shall be earned or paid for any calendar month in which the Affiliate's Fee does not exceed $500. Upon termination due to an uncured default by Affiliate, or termination for cause pursuant to Section 5.02D all Affiliates fees shall cease to be accrued and paid immediately upon the occurrence of said event. Additionally, upon termination of this contract for any reason, all merchants recruited by Affiliate on behalf of Network 1 for any product offered through Network 1, Affiliate shall not approach, rewrite, pursue, or contract with any current client for the purpose of obtaining said client as a new customer for Affiliate or any competing entity the Affiliate may be in contract with. Such restriction shall also apply to Affiliate's past, current and future officers, directors, sales representatives, and Contractors. If terminated for cause Affiliate is responsible for any expense incurred by Network 1 for investigating incidents, attorney fees, fines, and administration expense.

                                   ARTICLE VI

INDEPENDENT  CONTRACTOR

6.01 NO EMPLOYER-EMPLOYEE RELATIONSHIP. Nothing in this contract or its fulfillment is intended to create an employer-employee relationship between Affiliate and contractors located by Affiliate and Network 1. You must not take a position contrary to your status as an independent contractor. YOU agree to accept the responsibilities placed on an independent contractor by federal and state law, regulation, and rule or otherwise.

6.02 MANNER & MEANS OF WORK CONDUCT. You decide when and where, as well as the manner and means by which you conduct your work activities. You acknowledge that you set your business hours.

6.03 BUSINESS RESPONSIBILITY. You shall be responsible for and pay all expenses and fees incurred by you, including but not limited to your business overhead, transportation, state and federal income taxes, self-employment tax, unemployment tax and workers' compensation. You are responsible for and shall pay all taxes, duties, assessments and governmental charges, now or in the future, related to carrying out your obligations under this contract and or payments made to you by Network 1.

                                   ARTICLE VII

INDEMNIFICATION

7.01 AFFILIATE. Affiliate hereby agrees to indemnify and hold harmless Network 1, VISA, MasterCard and the Member Bank from and against any loss, cost or damage (including reasonable legal fees and court costs) incurred by Network 1, VISA, MasterCard and the Member Bank as a result of Affiliate's failure to comply with the terms of this Agreement, Affiliate's misrepresentation with respect to this Agreement or Affiliate's knowing or negligent misrepresentation with respect to Contractors.

7.02 NETWORK 1. Network 1 hereby agrees to indemnify and hold harmless Affiliate from and against any loss, cost or damage (including reasonable legal fees and court costs) incurred by Affiliate as a result of Network 1's failure to comply with the terms of this Agreement.

                                  ARTICLE VIII

MISCELLANEOUS

8.01 NOTICES. All notices required hereunder shall be in writing and delivered in person, by e-mail, facsimile, Federal Express, UPS, or by certified or registered mail, return receipt requested, postage prepaid. Such notices shall be addressed as follows:
     To  Network  1     To  Affiliate
     Network  1  Financial     Payment  Data  Systems
     1501  Farm  Credit  Drive     12500  San  Pedro,  Suite  120
     Suite  1500     San  Antonio,  TX  78216
     McLean,  Virginia  22102-5004     FAX:  210.249.4130
All notices shall be deemed given when delivered in person or upon depositing said notice in the United States mail with proper postage affixed thereto.

8.02 NON-EXCLUSIVITY. Affiliate's rights to locate Contractors hereunder shall not be exclusive. It is expressly contemplated and understood that Network 1 will utilize other persons and companies to locate Contractors.

8.03 AMENDMENT. Except as otherwise provided herein, this Agreement and the Schedules hereto may not be amended, altered or modified except in writing executed by all parties hereto.

8.04 BENEFITS AND ASSIGNMENTS. This agreement may be assigned or delegated, in whole or in part, by NETWORK 1 without the prior written consent of the other party herein. This agreement may not be assigned or delegated by Affiliate without prior written consent from Network 1. Such consent shall not be unreasonably withheld.

8.05 GOVERNING LAW. All disputes or claims by Payment Data Systems hereunder shall be resolved by arbitration in McLean, Virginia, pursuant to the rules of the American Arbitration Association. All disputes or claims by NETWORK 1 hereunder shall be resolved by arbitration in San Antonio, Texas, pursuant to the rules of the American Arbitration Association.

8.06 ARBITRATION. All disputes or claims hereunder shall be resolved by arbitration in McLean, Virginia, pursuant to the rules of the American Arbitration Association.

8.07 SEVERABILITY. The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.
8.08 ENTIRE AGREEMENT. This Agreement and the attached Schedules, Exhibits and Addendums hereto contain the entire understanding of the parties hereto and supersede all prior agreements with respect to the subject of this Agreement. EXECUTED this ________ day of ______________________, in the year ____________.
     Network  1     Affiliate
By:  ______________________________________     By:
________________________________________
Authorized  Representative     Authorized  Representative